Exhibit 99.1

Bellerophon Announces Positive Top-line Results from Cohort 2 of Phase 2/3 Study of INOpulse® for Treatment of Pulmonary Hypertension Associated with Interstitial Lung Disease

Statistically Significant Improvement Demonstrated in Moderate to Vigorous Physical Activity

Bellerophon Intends to Initiate Pivotal Phase 3 in First Quarter of 2020

Company Enters Into $10M Convertible Financing Facility Led By Existing Institutional Shareholders, Extending Cash Runway to 2021

Bellerophon to Host Conference Call and Live Webcast Today at 8:30 AM ET

WARREN, N.J., December 17, 2019 -- Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company, today announced positive top-line results from Cohort 2 of its ongoing Phase 2/3 randomized, double-blind, placebo-controlled clinical study (iNO-PF) of INOpulse® for the treatment of Pulmonary Hypertension associated with Interstitial Lung Disease (PH-ILD).

Subjects in Cohort 2 of iNO-PF treated with iNO45 (45 mcg/kg IBW/hr) demonstrated statistically significant improvement in moderate to vigorous physical activity (MVPA), defined as walking, climbing stairs, yard work, and similar activities, versus placebo. The improvements in MVPA were underscored by benefits shown in other actigraphy parameters, as well as patient reported outcomes. Subjects on iNO demonstrated improvements versus placebo in the following top-line parameters:

•	MVPA improved by 14 minutes per day, representing a 20% improvement (p=0.02)

•	Overall activity improved by 100 counts/min, representing a 7% improvement

•	St. George Respiratory Questionnaire (SGRQ) Total score improved by 3 points

•	SGRQ Activity score improved by 5 points

•	SGRQ Impacts score improved by 6 points

•	University of California, San Diego Shortness of Breath Questionnaire improved by 5 points

INOpulse was well-tolerated with no safety concerns.

“The top-line results from Cohort 2 in the iNO-PF study are exciting and highlight the potential therapeutic benefit of INOpulse,” said Steven D. Nathan, M.D., F.C.C.P., Medical Director of the Advanced Lung Disease and Lung Transplant Program at Inova Fairfax Hospital and Chair of Bellerophon’s Steering Committee. “It is validating and reassuring to see the results from Cohort 2. The statistically significant benefit shown by INOpulse in MVPA, as well as the consistent benefit in overall activity over a four month period, are especially encouraging considering that this patient population has a median life expectancy of approximately 18 months. An additional positive finding was the improvement in patient reported outcomes corroborating the improvements demonstrated in the actigraphy data, pointing to the fact that patients feel better while doing more. I look forward to the continued development of INOpulse and am excited by the potential prospects of this promising therapy in PH-ILD patients who have limited ability to perform even the most basic daily tasks.”

“The positive top-line data from Cohort 2 of iNO-PF represent a defining milestone for our INOpulse clinical development program,” said Fabian Tenenbaum, Chief Executive Officer of Bellerophon. “The significant improvement demonstrated in MVPA confirms the benefits previously observed in Cohort 1 and in our earlier trials and positions INOpulse to potentially become the first approved therapy to address this serious unmet medical need.

As previously agreed upon with the U.S. Food and Drug Administration, MVPA will serve as the primary endpoint for the Phase 3 study, which we expect to initiate in the first quarter of 2020.”

Cohort 2 included 44 subjects randomized 2:1 to either iNO45 or placebo for a 4 month blinded treatment period followed by an open-label extension.

Bellerophon also announced today that it has entered into an agreement for a $10 million convertible financing facility, led by existing institutional investors, including New Mountain Capital and Puissance Capital Management.

“We are gratified by the support and confidence in Bellerophon demonstrated through this investment by our current investors,” continued Mr. Tenenbaum. “Importantly, this capital extends our cash runway into 2021, further strengthening our cash position as we prepare to initiate pivotal Cohort 3 of iNO-PF.”

Conference Call Details
Tuesday, December 17, 2019, at 8:30 AM ET
Toll Free:        877-705-6003
International:        201-493-6725
Conference ID:        13697553
Webcast (with slides):      http://public.viavid.com/index.php?id=137374

About Bellerophon
Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements
Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.
Contacts

At Bellerophon:	At LifeSci Advisors:
Fabian Tenenbaum, Chief Executive Office	Brian Ritchie
(908) 574-4767	(212) 915-2578
britchie@lifesciadvisors.com